Exhibit 99.1

PRICELINE GROUP CEO DARREN HUSTON RESIGNS; CHAIRMAN JEFFERY H. BOYD APPOINTED
INTERIM CEO
Gillian Tans named Chief Executive Officer of Booking.com
NORWALK, Conn., April 28, 2016 -- The Priceline Group (Nasdaq: PCLN) (the "Company," the "Group," "we," "our" or "us") announced today that Darren Huston has resigned from the Company, effective immediately. The Company has appointed former CEO and current Chairman Jeffery H. Boyd as Interim Chief Executive Officer and President of The Priceline Group while the Board conducts a search to name a successor.
Mr. Boyd is a 16-year veteran of The Priceline Group, previously serving as President and Chief Executive Officer from 2002 to 2013, during which time he led the Company through a period of significant global expansion and growth in stockholder value.
The Company also announced that current Booking.com President and Chief Operating Officer Gillian Tans has been named Chief Executive Officer of Booking.com, a Priceline Group subsidiary, replacing Mr. Huston who also served as CEO of this business unit. Ms. Tans has been a leader at the company since 2002, most recently serving as Booking.com’s President since January 2015 and Chief Operating Officer since September 2011, responsible for leading the development and execution of Booking.com’s business strategy and directly overseeing all aspects of the brand’s operations.
Mr. Huston resigned following an investigation overseen by independent members of the Board of Directors of the facts and circumstances surrounding a personal relationship that Mr. Huston had with an employee of the Company who was not under his direct supervision. The investigation determined that Mr. Huston had acted contrary to the Company’s Code of Conduct and had engaged in activities inconsistent with the Board’s expectations for executive conduct, which Mr. Huston acknowledged and for which he expressed regret.
James M. Guyette, Lead Independent Director, said, “I am satisfied with the Board’s thorough review of this issue. The performance of the business under Darren has been strong, and the Company is very well-positioned to continue executing on its strategy for growth. Jeff is deeply familiar with the Company’s strategy and leadership team, which consists of highly accomplished entrepreneurs and seasoned professional executives with long-tenure in the business. We are confident the Company is in strong hands while we conduct a search for a new CEO.”
An independent committee of the Board of Directors overseen by Mr. Guyette will work to identify Chief Executive Officer successor candidates.
Mr. Boyd said, “The culture of our brands and the quality of our leadership have been critical to the Group's success over the years.  I commend Gillian on her promotion to CEO of Booking.com and I am confident she will do a great job leading the business.   The outstanding leadership of our independent

Exhibit 99.1

brands – Booking.com, priceline.com, KAYAK, Agoda, Rentalcars.com and OpenTable – have an excellent track record of executing on what I believe is a winning strategy. The Board and I continue to see tremendous potential to build the Group's global platform and create value for our stockholders.”
Prior to serving as President and Chief Executive Officer of the Company, Mr. Boyd was the Company’s President and Co-Chief Executive Officer from August 2002 to November 2002 and Chief Operating Officer from November 2000 to August 2002. He previously served as the Company’s Executive Vice President, General Counsel and Secretary from January 2000 to October 2000.
The Company will announce Q2 earnings on May 4th 2016, as previously scheduled.

About The Priceline Group
The Priceline Group (NASDAQ: PCLN) is the world leader in online travel and related services, provided to customers and partners in over 220 countries and territories through six primary brands - Booking.com, priceline.com, KAYAK, agoda.com, Rentalcars.com, and OpenTable. The Priceline Group's mission is to help people experience the world. For more information, visit pricelinegroup.com, and follow us on Twitter @PricelineGroup.

For Press Information: Leslie Cafferty (203) 299-8128 leslie.cafferty@pricelinegroup.com
For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@pricelinegroup.com